Exhibit 99



FOR IMMEDIATE RELEASE         FOR FURTHER INFORMATION
June 20, 2007                 Brendan J. McGill
                              Senior Vice President and Chief Financial Officer
                              (215) 256-8828


     HARLEYSVILLE SAVINGS FINANCIAL CORPORATION ANNOUNCES THE APPROVAL
                     OF A 5% STOCK REPURCHASE PROGRAM

     Harleysville, Pennsylvania - June 20, 2007. Harleysville Savings Financial Corporation (the "Company") (NASDAQ: HARL) announced today that the Board of Directors has approved the commencement of a new stock repurchase program ("Repurchase Program") of up to 196,000 shares or approximately 5% of the Company's outstanding shares of common stock. The Repurchase Program will commence immediately following the completion of the Company's current repurchase program, which has approximately 13,000 shares remaining for repurchase.

     Repurchases are authorized to be made by the Company from time to time in open-market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be reserved for issuance under the Company's stock benefit plans and will be available for general corporate purposes.

       Ronald B. Geib, President and Chief Executive Officer of the Company, stated, "the ongoing repurchase program reflects management's belief that the current price of the Company's common stock does not adequately reflect the Company's long-term business and earnings prospects. The Company is fortunate to have the financial flexibility that allows it to demonstrate its commitment to and confidence in its future prospects."

     Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA. Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

     Harleysville Savings Financial Corporation's common stock is traded on the NASDAQ Global Market under the symbol: "HARL".